Exhibit 99.1

Company Contacts: Arnon Kohavi, EVP Robin Rose, Manager IR Vyyo Inc 650.319.4007 ir@vyyo.com	Investor Relations Contacts: Kirsten Chapman Chris Bunn Lippert/Heilshorn & Associates 415.433.3777 chris@lhai-sf.com

VYYO LOWERS THIRD QUARTER REVENUE EXPECTATIONS

– Increases focus on its cable activities

Palo Alto, Calif., September 20, 2004 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband end-to-end solutions for telephony and high-speed data connections, announced that its revenue in the quarter ending September 30, 2004 is likely to be materially below its previous third quarter guidance. The company had previously projected third quarter revenue to be approximately $2.8 to $3.0 million.

Due to lower than expected third quarter results and the continued limited visibility in the Chinese broadband wireless market, full year revenue for fiscal year 2004 is also expected to be significantly lower than the original guidance given earlier this year. Vyyo will not provide guidance until further notice.

“Broadband wireless opportunities in China are developing more slowly than originally expected and we are seeing a very competitive pricing environment, which is also affecting our revenues,” stated Davidi Gilo, chairman and chief executive officer of Vyyo. “We continue to explore additional opportunities for the distribution of our products in China, Asia and the U.S.”

Mr. Gilo continued, “We are increasing our efforts in our cable business through our subsidiary, Xtend Networks, to expand the bandwidth of coaxial cable and to enable cable TV operators to offer T1/E1 services to small and medium sized businesses.”

Vyyo will provide further details regarding its results in its third quarter conference call in early November.

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by cable and wireless operators to deliver telephony services (T1/E1) and high-speed data connections to business and residential subscribers. The technology uses a modified version of the cable industry standard DOCSIS architecture to deliver circuit-switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in North America, China, Southeast Asia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether there will be any significant deployment of wireless broadband systems in China; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; challenges of doing business in China and the Far East, including regulatory, economic, political, health, financial and safety risks; whether MSOs will be willing or able to substantially increase the available bandwidth on their networks; whether Vyyo is able to meet the needs of the telecom operators and system integrators that have obtained licenses from the Chinese government and maintain its relationships with them; whether Vyyo is able to successfully integrate Xtend Networks Ltd. and sell its products; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended June 30, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

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